                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                                  Red Hat, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   756577 10 2
                                   -----------
                                 (CUSIP Number)

                                 January 7, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX Limited Partnership
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                    5.   Sole Voting Power..........................-18,068,745-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power.................................-0-
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power.....................-18,068,745-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power............................-0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-18,068,745-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9).....................12.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................PN
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 ................................................................................
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 ................................................................................
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                               Page 2 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock IX GP Limited Partnership
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                    5.   Sole Voting Power..........................-18,068,745-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power.................................-0-
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power.....................-18,068,745-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power............................-0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-18,068,745-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9).....................12.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................PN
--------------------------------------------------------------------------------
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 3 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William W. Helman
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization..........................United States
--------------------------------------------------------------------------------
                    5.   Sole Voting Power...................................-0-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power........................-18,068,745-
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power..............................-0-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power...................-18,068,745-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-18,068,745-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9).....................12.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................IN
--------------------------------------------------------------------------------
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 4 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     William S. Kaiser
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization..........................United States
--------------------------------------------------------------------------------
                    5.   Sole Voting Power..............................-20,000-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power........................-18,068,745-
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power.........................-20,000-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power...................-18,068,745-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person...-18,088,745-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9).....................12.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................IN
--------------------------------------------------------------------------------
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 5 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock Equity Limited Partnership
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                    5.   Sole Voting Power.............................-621,013-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power..................................0
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power........................-621,013-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power............................-0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person......-621,013-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)......................0.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................PN
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 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 6 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Greylock Equity GP Limited Partnership
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                    5.   Sole Voting Power.............................-621,013-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power..................................0
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power........................-621,013-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power............................-0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person......-621,013-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)......................0.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................PN
--------------------------------------------------------------------------------
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 7 of 16 pages

CUSIP No. 756577 10 2

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Henry F. McCance
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)........................................................................

     (b)........................................................................
--------------------------------------------------------------------------------
3.   SEC Use Only...............................................................
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization...............................Delaware
--------------------------------------------------------------------------------
                    5.   Sole Voting Power.............................-621,013-
Number of Shares    ------------------------------------------------------------
Beneficially        6.   Shared Voting Power..................................0
Owned by Each       ------------------------------------------------------------
Reporting Person    7.   Sole Dispositive Power........................-621,013-
With:               ------------------------------------------------------------
                    8.   Shared Dispositive Power............................-0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person......-621,013-
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)..............................................................
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)......................0.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)..............................IN
--------------------------------------------------------------------------------
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
 ................................................................................
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                               Page 8 of 16 pages

CUSIP No. 756577 10 2

ITEM 1(a)           NAME OF ISSUER:

                    Red Hat, Inc.

ITEM 1(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    2600 Meridian Parkway
                    Durham, NC 27713

ITEM 2(a)           NAME OF PERSON FILING:

                    Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each a Co-Managing General Partner of GIXGPLP ("Co-Managing Partner"); Greylock Equity Limited Partnership ("GELP"); Greylock Equity GP Limited Partnership ("GEGPLP"); Henry F. McCance, the Managing Partner of GEGPLP.

ITEM 2(b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    The address of the reporting persons is:

                    One Federal Street
                    Boston, Massachusetts 02110

ITEM 2(c)           CITIZENSHIP:

                    GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. GELP is a limited partnership organized under the laws of the State of Delaware. GEGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman, Mr. Kaiser and Mr. McCance is a citizen of the United States.

ITEM 2(d)           TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $.001 per share (the "Common
                    Stock").

ITEM 2(e)           CUSIP NUMBER:

                    756577 10 2

ITEM 3              DESCRIPTION OF PERSON FILING:

                    Not applicable.

ITEM 4              OWNERSHIP(1):

                    (a)  AMOUNT BENEFICIALLY OWNED(2):

----------

(1)     As of January 7, 2000.

(2) Numbers reflect a stock split on January 7, 2000 and the closing of the merger of Cygnus Solutions, a California company, with Red Hat, Inc. in which GIXLP and GELP each received 621,013 shares of the Common Stock of Red Hat, Inc. in exchange for the shares they held in Cygnus Solutions.

                               Page 9 of 16 pages

CUSIP No. 756577 10 2

                        GIXLP is the record holder of 18,068,745 shares of Common Stock and may be deemed to beneficially own the 18,068,745 shares of Common Stock held of record by GIXLP. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 18,068,745 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partners of GIXGPLP, may be deemed to beneficially own the 18,068,745 shares of Common Stock held of record by GIXLP.

                        GELP is the record holder of 621,013 shares of Common Stock and may be deemed to beneficially own the 621,013 shares of Common Stock held of record by GELP. GEGPLP, as General Partner of GELP, may be deemed to beneficially own the 621,013 shares of Common Stock held of record by GELP. Mr. McCance, as the Managing Partner, may be deemed to beneficially own the 621,013 shares of Common Stock held of record by GELP.

                        The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                    (b) PERCENT OF CLASS:

                        GIXLP:               12.1%
                        GIXGPLP:             12.1%
                        Mr. Helman:          12.1%
                        Mr. Kaiser:          12.1%
                        GELP:                 0.4%
                        GEGPLP:               0.4%
                        Mr. McCance:          0.4%

                    (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                        (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                        GIXLP may be deemed to have sole power to vote and dispose of 18,068,745 shares of Common Stock. GIXGPLP, as General Partner of GIXLP, may be deemed to have sole power to vote and dispose of 18,068,745 shares of Common Stock. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partners of GIXGPLP, may be deemed to have shared power to vote and dispose of 18,068,745 shares of Common Stock and Mr. Kaiser may be deemed to have sole power to vote and dispose of 20,000 shares.

                        GELP may be deemed to have sole power to vote and dispose of 621,013 shares of Common Stock. GEGPLP, as General Partner of GELP, may be deemed to have sole power to vote and dispose of 621,013 shares of Common Stock. Mr. McCance, as Managing General Partner of GEGPLP, may be deemed to have sole power to vote 621,013 shares of Common Stock.

ITEM 5              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    Not applicable.

ITEM 6              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not applicable.

                              Page 10 of 16 pages

CUSIP No. 756577 10 2

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not applicable.

ITEM 8              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not applicable.

ITEM 9              NOTICE OF DISSOLUTION OF GROUP:

                    Not applicable.

ITEM 10             CERTIFICATION:

                    Not applicable.

                              Page 11 of 16 pages

CUSIP No. 756577 10 2

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February ___, 2000

                                    GREYLOCK IX LIMITED PARTNERSHIP

                                    By: Greylock IX GP Limited Partnership
                                        General Partner

                                        By: /s/ William W. Helman
                                            ------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                    GREYLOCK IX GP LIMITED PARTNERSHIP

                                    By:     /s/ William W. Helman
                                        ----------------------------------
                                        William W. Helman
                                        Co-Managing General Partner

                                            /s/ William W. Helman
                                        ----------------------------------
                                        William W. Helman

                                            /s/ William S. Kaiser
                                        ----------------------------------
                                        William S. Kaiser

                              Page 12 of 16 pages

CUSIP No. 756577 10 2

                                    GREYLOCK EQUITY LIMITED PARTNERSHIP

                                    By: Greylock Equity GP Limited Partnership
                                        General Partner

                                        By: /s/ Henry F. McCance
                                            ------------------------------
                                            Henry F. McCance
                                            Managing General Partner

                                    GREYLOCK EQUITY GP LIMITED PARTNERSHIP

                                    By:     /s/ Henry F. McCance
                                        ----------------------------------
                                        Henry F. McCance
                                        Managing General Partner

                                            /s/ Henry F. McCance
                                        ----------------------------------
                                        Henry F. McCance

                              Page 13 of 16 pages

CUSIP No. 756577 10 2

                                                                       Exhibit I

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Red Hat, Inc.

     EXECUTED as a sealed instrument this ___ day of February, 2000.

                                    GREYLOCK IX LIMITED PARTNERSHIP

                                    By: Greylock IX GP Limited Partnership
                                        General Partner

                                        By: /s/ William W. Helman
                                            ------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                    GREYLOCK IX GP LIMITED PARTNERSHIP

                                    By:     /s/ William W. Helman
                                        ----------------------------------
                                        William W. Helman
                                        Co-Managing General Partner

                                            /s/ William W. Helman
                                        ----------------------------------
                                        William W. Helman

                                            /s/ William S. Kaiser
                                        ----------------------------------
                                        William S. Kaiser

                              Page 14 of 16 pages

CUSIP No. 756577 10 2

                                    GREYLOCK EQUITY LIMITED PARTNERSHIP

                                    By:  Greylock Equity GP Limited Partnership
                                         General Partner

                                         By: /s/ Henry F. McCance
                                             -----------------------------
                                             Henry F. McCance
                                             Managing General Partner

                                    GREYLOCK EQUITY GP LIMITED PARTNERSHIP

                                    By:       /s/ Henry F. McCance
                                        ----------------------------------
                                        Henry F. McCance
                                        Managing General Partner

                                              /s/ Henry F. McCance
                                        ----------------------------------
                                         Henry F. McCance

                              Page 15 of 16 pages